                                                                  EXHIBIT 10.7.1

[CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE
       BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION]

                                   AGREEMENT

THIS AGREEMENT made and entered into on the fourteenth day of September, 1992

BY AND BETWEEN

NORTHERN TELECOM LIMITED, a corporation duly incorporated under the laws of Canada, having its executive offices at 3 Robert Speck Parkway, Mississauga, Ontario, Canada,

                    (hereinafter called "Northern Telecom")

AND:

LV SOFTWARE, INC., a California corporation having its principal offices at 755 Page Mill Road, Palo Alto, California, 94304,

                        (hereinafter called "Licensee")

WHEREAS Northern Telecom has developed, and has the right to license, software programs, known as the Design For Testability tool suite (DFT); and

WHEREAS Northern Telecom is prepared to license and to grant the use of the Design For Testability tool suite (DFT) and the right to sub-license on a commercial basis under the provisions of this Agreement.

NOW, THEREFORE, THIS AGREEMENT WITNESSETH THAT, IN CONSIDERATION OF THE MUTUAL PROMISES HEREINAFTER SET FORTH, THE PARTIES AGREE AS FOLLOWS:

                                   ARTICLE 1
                                   ---------

                                  DEFINITIONS

As used herein, unless otherwise defined:

     (a) "Affiliate" shall mean a company which a Party hereto, or its parent, effectively controls, directly or indirectly, other than a Subsidiary, through the ownership or control of shares in the company;

     (b) "Associated Utilities" shall mean the software elements, cells, or models described in Schedule C attached hereto and forming a part hereof;

     (c) "Derivative Works" shall mean any software produced by Licensee incorporating all or a portion of the Licensed Product;

     (d) "Documentation" shall mean those documents and other written materials related to the Licensed Product, as described in and subject to certain conditions outlined in Schedule B attached hereto and forming a part hereof;

     (e) "Distributor" shall mean any person to whom Licensee provides the Licensed Product for sublicensing to End-Users;

     (f) "Effective Date" shall mean the date first above mentioned;

     (g) "End-Users" shall mean all persons or companies, other than Northern Telecom, its Affiliates, Subsidiaries and Manufacturing Licensees, which acquire, directly from Licensee or indirectly through a Distributor, the right to use a Licensed Product or Derivative Works, as contemplated in this Agreement;

     (h) "Licensed Product" shall mean the Design for Testability tool suite
(DFT) and any portion or modification thereof, as described in and subject to certain conditions identified in Schedule A attached hereto and forming a part hereof;

     (i) "Manufacturing Licensee" shall mean a third party with whom Northern Telecom or any of its Affiliates or Subsidiaries has entered into an agreement permitting such third party to make and sell or lease products based on products designed by or for and sold or leased by Northern Telecom, its Affiliates, or Subsidiaries;

     (j) "Subsidiary" shall mean a company which a Party hereto effectively owns or controls, and continues to own or control, directly or indirectly, more than fifty percent (50%) of the voting stock or shares.

                                   ARTICLE 2
                                   ---------

                                    LICENSE

Northern Telecom hereby, as of the Effective Date, grants to Licensee subject to the terms and conditions of this Agreement personal, non-exclusive, non-transferable, non-assignable, indivisible, worldwide rights and license:

          (i) to use, copy, translate, improve, enhance, and modify the Licensed Product object code and source code, to merge or have merged such translations, modifications, improvements or enhancements into other programming material, to sub-license and distribute object code versions of Licensed Product or Derivative Works to End-Users, to copy, translate and modify the Documentation and to use, sell or distribute copies of such Documentation;

          (ii) to appoint and to sub-license Distributors to sublicense for use and to distribute to End-Users object code versions of Licensed Product or Derivative Works under terms and conditions no less stringent than those set out in this Agreement; and

          (iii) to place Licensed Product and Derivative Works source code in escrow for the benefit of End-Users and Distributors and grant source code licenses to such End-Users and Distributors pursuant to which, in the event of a bankruptcy or similar proceeding against Licensee or in the event of termination of this Agreement and the refusal of Northern Telecom to assume Licensee's support obligations, such End-User or

     Distributor would be granted a license to use such source code solely to maintain and support the Licensed Product or Derivative Works.

Northern Telecom also grants to Licensee the right to use Associated Utilities as models in the development and debugging of software produced by Licensee or for demonstration purposes. Associated Utilities must not be delivered to End-Users.

No provision or term or condition of this Agreement shall affect the rights of Northern Telecom or any Subsidiary or Affiliate or Manufacturing Licensee to use the Licensed Product or Associated Utilities in the normal course of its and their businesses.

Nothing contained herein shall transfer, or be deemed to transfer, or contemplate the transfer of, any rights in or to the Licensed Product, Associated Utilities, or Documentation other than those rights specifically granted herein, and in particular but without restricting the generality of the foregoing, Northern Telecom does not in any way transfer any right, title, or interest in or to the Licensed Product, Associated Utilities, or Documentation, or any element constituting a portion thereof to Licensee or Distributors or End-Users, other than the limited right granted herein.

                                   ARTICLE 3
                                   ---------

                                   GRANTBACK

Licensee hereby grants to Northern Telecom, its Subsidiaries, Affiliates and Manufacturing Licensees, a perpetual, irrevocable, transferable, assignable, worldwide, paid-up right to use Derivatives Works. Such right includes the right to modify the Derivative Works and to incorporate them into software or product for their own internal use in the normal course of their business.

Source code for Derivative Works shall be delivered to Northern Telecom at such times as Licensee initially makes such Derivative Works available to an End-User and every twelve (12) month period thereafter to the extent that additional Derivative Works have been made available to an End-User within the immediately preceding twelve (12) month period.

Ownership in and to the Derivative Works (exclusive of any source code of the Licensed Product contained therein) and in and to any and all ideas, inventions, discoveries, creations, processes, techniques, designs, methods, improvements or know-how that Licensee may make, conceive, develop or reduce to practice (collectively, "Innovations"), regardless of whether such Innovations are developed as a result of Licensee's access to the Licensed Product, shall remain with and be vested in Licensee.

                                   ARTICLE 4
                                   ---------

                        FURNISHING OF LICENSED PRODUCTS

Northern Telecom shall furnish to Licensee Licensed Product, Associated Utilities, and Documentation as set out in Schedules A , B, and C within thirty
(30) days of the Effective Date.

Northern Telecom shall furnish to Licensee for a period of thirty (30) months after the Effective Date all new versions and releases of the Licensed Product, Associated Utilities, and Documentation developed and used in its day to day operations (hereinafter "Updates"), however Northern Telecom shall not be obliged to develop or produce any new or unavailable versions or releases of Licensed Product, Associated Utilities, or Documentation to perform its obligations under this Agreement. Provided however that Northern Telecom shall not be obligated to furnish versions or releases co-developed with a third party.

Licensee shall delete, as directed by Northern Telecom, all information, including reference to applications or interfaces, which is specific to Northern Telecom's, its Affiliates, or Subsidiaries development or user environment. Northern Telecom shall have the right to review and approve such deletions and modifications.

                                   ARTICLE 5
                                   ---------

                                    ROYALTY

In partial consideration of the rights granted hereunder Licensee shall make the following royalty payments (hereinafter "Royalties") to Northern Telecom:

     (i)   ***, and

     (ii)  ***.

Royalties shall become payable to Northern Telecom ***.

                                   ARTICLE 6
                                   ---------

                            MAINTENANCE AND SUPPORT

Licensee shall offer technical, product, and other support to Licensee's Distributors and End-Users to facilitate the use of the Licensed Product and Derivative Works. Royalties shall not be paid on *** by Licensee, including without limitation, the ***, *** or ***.


*** CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION.

                                   ARTICLE 7
                                   ---------

                             TECHNICAL ASSISTANCE

Except as provided in Article 4, Northern Telecom support to Licensee will be limited to demonstrating Licensed Product capabilities to potential End-Users at Northern Telecom's convenience and discretion.

                                   ARTICLE 8
                                   ---------

                            RECORDS AND REMITTANCES

Licensee shall keep, and shall require all Distributors to keep, clear and accurate records with respect to the Licensed Product. Northern Telecom shall have the right, through its internal auditing experts, to examine and audit, during normal hours, annually (or at less frequent intervals upon reasonable notice to Licensee) all such records and such other records and accounts as may under recognized accounting practices contain information bearing upon the amount of Royalties payable to it under this Agreement solely to verify compliance by Licensee of its obligation to pay Royalties to Northern Telecom. Prompt adjustment shall be made by the proper Party to compensate for any errors or omissions disclosed by such examination or audit. Neither such right to examine and audit, nor the right to receive such adjustments, shall be affected by statements to the contrary appearing on cheques or otherwise, unless any such right is expressly waived by the Party having such right. Licensee shall furnish, and shall require all Distributors to furnish, whatever additional information Northern Telecom may reasonably prescribe from time to time to enable Northern Telecom to ascertain amounts payable thereon.

Within thirty (30) days following the end of each quarterly period ending on March 31, June 30, September 30, and December 31 commencing with the period which ends on December 31, 1992, and continuing thereafter until all Royalties payable hereunder shall have been reported and paid, Licensee shall furnish to Northern Telecom a statement, in a form reasonably acceptable to Northern Telecom, certified by an authorised official of Licensee, recording all Licensed Product *** and the ***. If no ***, that fact shall be shown on such statement. In the event of a *** or such other event that shall result in ***. Licensee may deduct such amount from the next Royalty payment to Northern Telecom. Within the same period of thirty (30) days, Licensee shall, irrespective of terms granted or collections made on account of any items subject to Royalties, remit to Northern Telecom the Royalties payable hereunder for such quarterly period.

All payments to be made by Licensee to Northern Telecom shall be made in U.S. dollars at Northern Telecom's address as shown in Article 16 hereof, or at such other address in Canada or the USA as Northern Telecom shall have specified by written notice. Payments related to Licensee's licensing activities in the USA shall be made to:

Northern Telecom Inc.
200 Athens Way,
Nashville, Tennessee,

*** CONFIDENTAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMISSION.

U.S.A. 37228

     Attention:  Sue Kane, Dept. 8452.

Licensee shall pay either to the appropriate taxing authority or to Northern Telecom upon receipt of an invoice therefor, all taxes or other levies imposed as a result of the existence or operation of this Agreement including, but not restricted to, registration fees, stamp taxes, remittance fees, sales, value added or use taxes, customs duties or other governmental charges of any kind whatsoever, resulting from the granting or transfer of the License hereunder, all such taxes or levies, sales, value added, goods and services taxes and/or withholding taxes, due or imposable with respect to Royalties, shall be borne by Northern Telecom. Nothing herein contained shall make either party responsible for any tax on income imposed on the other by the laws of any country or any political subdivision thereof on the income or profits of such party.

To assist either party in obtaining a credit or deduction with respect to withholding taxes, each party shall furnish the other with such evidence as may be required by Canadian or USA taxing authorities to establish that such tax has been paid.

Payments when provided for in this Agreement shall, when overdue, bear interest at a rate of two percent (2%) over the Canadian prime rate as quoted by the Royal Bank of Canada at Toronto, Canada computed on a daily basis.

                                   ARTICLE 9
                                   ---------

                                 SUBLICENSING

In exercising its right to grant sublicenses as set out in Article 2 of this Agreement, Licensee shall, and shall oblige all Distributors to, enter into sub-license agreements with End-Users which shall contain substantially the following provisions:

     (a) End-User shall acquire no right, title or interest in or to the Licensed Product or Documentation other than the right to use the Licensed Product and Documentation and such use shall be limited to specific individual central processing units bearing a specific serial number and having a specific location;

     (b) End-User shall hold the Licensed Product and Documentation in confidence for Northern Telecom and Licensee and shall not at any time use or reproduce the Licensed Product or Documentation except as expressly permitted hereunder or divulge the Licensed Product and Documentation to any person other than employees of End-User with a need to know, without the prior written consent of Northern Telecom and Licensee; and

     (c) the right to use the Licensed Product and Documentation shall be in accordance with the laws applicable in the countries of the End-Users but so as not to affect, but to preserve, the proprietary and confidential nature of the Licensed Product and Documentation and any patent, copyright or other rights of Northern Telecom, its Subsidiaries and Affiliates applicable to the Licensed Product and Documentation.

Licensee or its Distributors, as applicable, shall negotiate, execute, administer and monitor each of the Licensed Product and Documentation sublicense agreements to ensure compliance with all the relevant provisions of this Agreement. The form normally used by Northern Telecom for such purposes is attached, as an example, hereto as Schedule D.

Nothing in this Agreement shall be construed as granting the right for any Distributor, or any End-User to disassemble, decompile, or otherwise reverse engineer the object code versions of the Licensed Product delivered by Northern Telecom pursuant to this Agreement.

In the event an End-User is in default under its sublicense agreement, Licensee shall so advise Northern Telecom in writing promptly upon discovery thereof, and exercise as soon as reasonably possible, such rights and recourses, using commercially reasonable efforts, as Northern Telecom may have in the circumstances with particular emphasis on preserving the proprietary and confidential nature of the Licensed Product and Documentation and any patent, copyright or other rights of Northern Telecom, its Subsidiaries or Affiliates applicable to Licensed Product and Documentation.

                                  ARTICLE 10
                                  ----------

                           CONFIDENTIAL INFORMATION

Licensee or its Distributors, as applicable, acknowledges that the Licensed Product and any information communicated to or acquired by Licensee as a result of the provision of technical assistance pursuant hereto (hereinafter collectively "Northern Telecom Confidential Information") is and shall continue to be the exclusive property of Northern Telecom, and is proprietary and constitutes a trade secret of Northern Telecom. Licensee shall hold the Northern Telecom Confidential Information in confidence for Northern Telecom and only make use of, or disclose, it as permitted by this Agreement.

Northern Telecom acknowledges that the Derivative works (exclusive of any Licensed Product source code contained therein) and any information communicated to or acquired by Northern Telecom as a result of the provision of technical assistance pursuant hereto (herein collectively "Licensee Confidential Information") is and shall continue to be the exclusive property of Licensee. and is proprietary and constitutes a trade secret of Licensee. Northern Telecom shall hold the Licensee Confidential Information in confidence for Licensee and only make use of, or disclose it as permitted by this Agreement.

The Northern Telecom Confidential Information and the Licensee Confidential Information is herein collectively referred to as "Confidential Information".

Each party shall, during the full term of this Agreement and for five (5) years thereafter hold secret and not disclose, to any person (except to such of its employees as are required to use the Confidential information of the other party, and then only under an obligation of non-disclosure and non-use binding upon such employee) any of the Confidential Information of the other party except as follows:

     (a) to Distributors and End-Users pursuant to Article 2 of this Agreement, provided such persons agree to be bound by the confidentiality provisions of this Article 10;

     (b) to Northern Telecom's Affiliates, Subsidiaries, and Manufacturing Licensees pursuant to Article 3 of this Agreement, provided however that such Affiliates, Subsidiaries, and Manufacturing Licensees have been bound by the confidentiality provisions of this Article 10; and

     (c)  to the extent the Confidential Information of the other party:

          (i) becomes available to the public from a source other than the recipient of such Confidential Information before or during the period of this Agreement;

          (ii) is lawfully obtained by the recipient of such Confidential Information from a third party or parties without breach of confidentiality obligations; or

          (iii) is documented as being known to the recipient of such Confidential Information prior to its disclosure.

Neither party shall make or have made or permit to be made, any copies of the Confidential Information of the other party except those copies which are expressly permitted hereunder, and all such copies shall, upon reproduction and whether or not in the same form or format as the Confidential Information of the other party, contain the same proprietary and confidentiality notices or legends which appear on such Confidential Information provided pursuant hereto.

                                  ARTICLE 11
                                  ----------

                          MARKETING AND SUBLICENSING

Licensee shall use reasonable efforts to, as soon as possible after the Effective Date, begin the marketing and sublicensing of the Licensed Products as contemplated by this Agreement.

Licensee shall for the duration of this Agreement use its best efforts to develop, supply and service as extensive a market as possible for the Licensed Product throughout the world.

                                  ARTICLE 12
                                  ----------

                                   LIABILITY

Northern Telecom has developed the Licensed Product and Associated Utilities independently and to the best of Northern Telecom's knowledge they constitute original concepts and ideas not derived from the unauthorised use of any party's proprietary information. Other than the preceding, Northern Telecom makes no other representations in respect to and does not warrant the Licensed Products or Associated Utilities furnished pursuant hereto, but shall furnish same in good faith to the best of its knowledge and ability to perform in accordance with the Documentation. Northern Telecom shall not be liable for any claims, injuries, or damages, direct, indirect, or consequential, arising from the use of, or the inability to use, the Licensed Product or Associated Utilities. Without restricting the generality of the foregoing, Northern

Telecom makes no representations or warranties as to the merchantability or fitness for a particular purpose, or as to whether or not the use of the Licensed Product or Associated Utilities supplied hereunder may infringe any patent or other rights of any other person.

Licensee shall indemnify and hold Northern Telecom harmless from any and all claims for damages, losses, expenses or costs (including counsel fees and expenses) arising out of Licensee's distribution and sublicensing, directly or indirectly, of the Licensed Products and Derivative Works.

Northern Telecom shall indemnify and hold Licensee harmless from any and all claims for damages, losses, expenses or costs (including counsel fees and expenses) arising out of the use of the Derivative Works by Northern Telecom, its Affiliates, Subsidiaries or Manufacturing Licensees.

                                  ARTICLE 13
                                  ----------

                                 FORCE MAJEURE

Neither Party shall be in default or liable for any loss or damage resulting from delays in performance or from failure to perform or comply with terms of this Agreement due to any causes beyond its reasonable control, which causes include but are not limited to Acts of God or the public enemy, riots and insurrections, war, accidents, fire, strikes and other labor difficulties (whether or not the Party is in a position to concede to such demands), embargoes, judicial action, lack of or inability to obtain export permits or approvals, necessary labor, materials, energy, components, or machinery, acts of civil or military authorities.

                                  ARTICLE 14
                                  ----------

                        DURATION AND CONTINUING RIGHTS

This Agreement shall continue until the earlier of ten (10) years after the Effective Date and the full and final payment of all sums due Northern Telecom hereunder, or, until terminated pursuant to Article 15 hereof.

Provided this Agreement is not terminated prior to ten (10) years after the Effective Date, Licensee shall on that date, possess a fully paid up license to exercise the rights granted in Article 2 without, however, having the obligation of providing statements and making payments as prescribed in Articles 5 and 8 hereof.

                                  ARTICLE 15
                                  ----------

                                  TERMINATION

In the event either Party shall be in material breach of this Agreement or fail to perform one or more of its material obligations under this Agreement, the other Party may, by written notice to the party in default, require the remedy of the breach or the performance of the obligation and, if the Party so notified fails to remedy such breach or to perform such obligation within one hundred and twenty (120) days of the forwarding of a notice so to do, the first such Party may, by written notice, terminate this Agreement.

Any termination of this Agreement by or against one Party shall be termination of this Agreement by or against the other Party hereto.

In the event of an enforceable decision or directive declaring invalid an essential part of this Agreement, without which this Agreement would not have been entered into, this Agreement may, at the option of either Party, be terminated upon the giving of notice to the other Party. Save as before set forth, in the event that any term, clause, provision or condition of this Agreement shall be similarly adjudged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other term, clause, provision or condition and such invalid term, clause, provision or condition shall be deemed to have been deleted from this Agreement.

In the event Licensee becomes insolvent or is the object of bankruptcy or insolvency proceedings, or makes an assignment for the benefit of its creditors, or is placed in receivership or liquidation, or fails to satisfy any final judgement rendered against it within the period so permitted, then, Northern Telecom may, without any delay, by written notice, terminate this Agreement.

In the event that a producer of products similar or related to Northern Telecom's products acquires a controlling interest (controlling not necessarily requiring greater than 50%) or a major equity participation in Licensee, without first having obtained the written consent of Northern Telecom, Northern Telecom may, without any delay, by written notice, terminate this Agreement.

In the event of termination prior to the expiration of this Agreement Licensee shall discontinue the exercise of the rights granted hereunder, and shall render an immediate accounting and make payment of all royalties and other sums due hereunder or to become due upon the sublicensing of the Licensed Products. Licensee shall promptly deliver to Northern Telecom all the Licensed Products, Associated Utilities, and Documentation supplied pursuant hereto, and shall erase all electronically stored copies thereof, and shall certify, in writing to Northern Telecom, that such destruction has taken place.

Notwithstanding anything else contained herein, in the event this Agreement is terminated, End-Users shall continue to have the right to use such software provided:

     (a) such End-User is not in default under its written End-User sublicense agreement with Licensee;

     (b) such End-User sublicense is not inconsistent with the terms of this Agreement;

     (c) the rights of Licensee as sublicensor are assigned to Northern Telecom if Northern Telecom so requests; and

     (d) the rights and obligations of Licensee as sublicensor to End-Users pursuant to maintenance agreements as contemplated in Article 6 herein which are in full force and effect without default are assigned to Northern Telecom if Northern Telecom so requests; provided, however, notwithstanding anything to the contrary contained in this Agreement, in the event that Northern Telecom shall not assume all rights and obligations of Licensee as sublicensor to End Users pursuant to maintenance agreements which are in full force and effect, Licensee shall be permitted to retain the Licensed Product source code and to distribute object code versions of such improvements, modifications and enhancements pursuant to Licensee's maintenance obligations.

Notwithstanding the expiry or termination of this Agreement, the provisions of
Article 10 related to confidentiality and non-use, the provisions of Article 12 related to liability and indemnification, and the provisions of Article 14 related to the grant of a perpetual license shall survive as though this Agreement had continued.

                                  ARTICLE 16
                                  ----------

                                    NOTICES

Any and all notices or other information to be given by one of the Parties to any other shall be deemed sufficiently given when forwarded by mail, cable , telegram, telex, facsimile or hand delivery to such other Party at the following addresses:

If to Licensee:

LV Software, Inc.
1175 Senecal,
Brossard, Quebec,
Canada, J4X 1L3

     Attention: Chief Executive Officer (Dr. V.K. Agarwal)
     Facsimile Number: 514-923-9993

If to Northern Telecom:

Northern Telecom Limited
P.O. Box 458, Station A,
Mississauga, Ontario
Canada
L5A 3A2
Attention: Secretary

     with a copy to:

     Bell-Northern Research Ltd..
     3500 Carling Avenue,
     Nepean, Ontario, Canada
     K2H 8E9

     Attention: Secretary

     Facsimile Number: 613-763-5920

and such notice shall be deemed to have been received five (5) business days after mailing it forwarded by mail, and the following business day if forwarded by cable, telegram, telex, facsimile or hand.

The aforementioned address of any Party may be changed at any time by giving five (5) business days prior notice to the other Parties in accordance with the foregoing.

In the event of a generally prevailing labor dispute or other situation which will either delay or impede the giving of notice by any such means, the notice shall be given by such specified mode as will be most reliable and expeditious and least affected by such dispute or situation.

                                  ARTICLE 17
                                  ----------

                              GENERAL PROVISIONS

This Agreement shall not be assigned or transferred by either Party except with the written consent of the other. Notwithstanding the foregoing, this Agreement may be assigned by Northern Telecom to any of its Subsidiaries or Affiliates upon notification to Licensee.

The Parties recognize that the transfer of Licensed Product or Associated Utilities to certain countries may be subject to the prior specific approval of the Government of Canada, or various agencies thereof, and international control organizations in which the Government of Canada participates, including in particular the Free World Co-ordinating Committee (sometimes known as "CoCom"). Accordingly, Licensee shall not sublicense, use, or otherwise communicate or transfer Licensed Products or any technical information to such countries without receiving the necessary prior specific approvals.

Nothing in this Agreement shall be construed as requiring Northern Telecom to disclose technical information, or to grant rights under licenses, or to render any technical assistance, which would violate any confidentiality undertakings which it has towards third persons or which would violate any present or future law or decree of any government or governmental officer or agency, and nothing contained herein shall require the disclosure of technical information which would increase or impose any obligations on Northern Telecom with respect to third parties.

Nothing in this Agreement shall be construed as

     (a) requiring Northern Telecom to file any patent application, to secure any patent or to maintain any patent in force;

     (b) constituting a warranty that or representation by Northern Telecom as to the validity or scope of any patent licensed hereunder;

     (c) constituting a warranty or representation that any sublicensing by Licensee hereunder will be free from infringement of patents other than those under which and to the extent to which licenses are granted hereunder;

     (d) constituting an agreement to bring or prosecute actions or suits against third parties for infringements;

     (e) conferring upon Licensee any right to use, in advertising or publicity, any name, trade name or trademark, or any contraction, abbreviation or simulation thereof without the prior written approval of Northern Telecom. Licensee may, however, disclose to potential End-Users and Distributors the fact that the original Licensed Product was developed by Bell-Northern Research Ltd., an affiliate of Northern Telecom; or

     (f) conferring by implication, estoppel, or otherwise upon Licensee any license or other right under any patent, except the licenses and rights expressly granted hereunder to Licensee.

Nothing contained in this Agreement shall limit, in any manner, Northern Telecom's right to discontinue or change the design or characteristics of the Licensed Product at any time without notice and liability.

The failure of any Party to give notice to any other Party of the breach or non-fulfillment of any term, clause, provision or condition of this Agreement shall not constitute a waiver thereof, nor shall the waiver of any breach or non-fulfillment of any term, clause, provision or condition of this Agreement constitute a waiver of any other breach or non-fulfillment of any term, clause, provision of condition of this Agreement.

This Agreement sets forth the entire agreement and understanding between the Parties with respect to the licensing of Licensed Products and Associated Utilities and supersedes and cancels all previous negotiations, agreements, commitments and writings in respect of the subject matter hereof, and no Party hereto shall be bound by any term, clause, provision or condition save as expressly provided in this Agreement or as duly set forth on or subsequent to the date hereof in writing, signed by duly authorised officers of the Parties. The Parties may, however, modify Schedules A, B, and C hereto, from time to time, by written instrument signed by representatives of both Parties, provided any such modification does not materially change the scope and substance of this Agreement.

Nothing in this Agreement shall be construed as establishing or implying any partnership between the Parties hereto, and nothing in this Agreement shall be deemed to constitute any of the Parties hereto as the agent of any other Party or authorize any Party to incur any expenses on behalf of any other Party or to commit any other Party in any way whatsoever, without obtaining the other Parties' prior written consent.

Terms, conditions and general terms of this Agreement shall be held in confidence by all Parties and only disclosed as may be agreed to by all Parties or as may be required to meet securities disclosure or export permit requirements. Neither Party shall make public statements or issue publicity or media releases with regard to this Agreement or the relationship between the Parties without the prior written approval of the other Party.

If any action at law or in equity is brought relating to this Agreement or the breach hereof, the prevailing Party in any final judgment or arbitration award, or the non-dismissing Party in the event of a dismissal without prejudice, shall be entitled to the full amount of all reasonable expenses, including all court costs, arbitration fees and actual attorney's fees paid or incurred in good faith.

This Agreement shall be construed in accordance with and governed by the laws of the Province of Ontario, Canada.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement.

LV SOFTWARE, INC.                       NORTHERN TELECOM LIMITED

Per: /s/ V. K. Agarwal                  Per: /s/ G. C. Smyth

Name: V. K. Agarwal                     Name: G. C. Smyth

Title: Chief Executive Officer          Title: Executive Vice-President

                                        Per: /s/ D. J. DeGrandis

                                        Name: D. J. DeGrandis

                                        Title: Secretary

                                  SCHEDULE A

                               LICENSED PRODUCT

Licensed Product consists of a Design for Testability tool suite which includes the following tools delivered in source code form:

        (1)    SCANCHEK, Version 5 Release 3 (5.03):

               SCANCHEK compiles a circuit description from Verilog structural netlists and checks the logic for compliance to a set of Scan rules. It also extracts the combinational logic driven by the scan chain as well as a description of the Scan chain connections and pin types.

        (2)    ATPG. Version 5 Release 3 (5.03):

               Automatic Test Pattern Generator (ATPG) generates and/or evaluates a set of test vectors for the faults in the combinational part of the logic of a circuit. ATPG applies random patterns to detect most faults and switches to deterministic algorithms to find the remaining one. Optionally, the random patterns can be generated by a Linear-Feedback Shift-Register
               (LFSR) and the expected responses for the circuit are compressed and expressed in terms of a 32-bit signature.

        (3)    SEQUENCE, Version 5 Release 3 (5.03):

               SEQUENCE populates a test pattern data base with the test patterns generated by ATPG for the combinational portion of the circuit. SEQUENCE automatically adds generic test patterns for the scan chain itself and asynchronous set/reset pins, if applicable.

        (4)    TPI, Version 5 Release 2 Maintenance Release 1 (5.02.01):

               A Test Point Insertion tool.

        (5)    RamBist, Version 5 Release 2 (5.02):

               A tool to perform built-in self test for memories.

        (6)    ScanBist, as available for Version (5.00):

               A tool to perform built-in self test for Scan-based designs

        (7)    IATPG, as available for Version 5 (5.00):

               A tool to perform interconnect ATPG.

   NOTE:       Included in the above are software elements or modules which must be modified by Licensee. Such modification must be approved by Northern Telecom or its agent, Bell-Northern Research Ltd. (BNR), before Licensee delivers such modifications or Derivative Works to End Users. The software elements or modules are known as:

             a.  In SCANCHEK;
                         - Cadence menus
                         - ScanBist support
                         - BNR specific options
             b.  In ATPG:
                         - Cadence menus
                         - ScanBist support
                         - BNR specific options
             c.  In SEQUENCE
                         - Cadence menus
                         - "Fast simulation"
                         - BNR specific options

Licensed Product also includes the following utility delivered in object code form only and may be delivered to End-Users in object code form:

             i.    dh2tif, Version 5 Release 2 (5.02):
                   A utility to extract test patterns from a DATAHUB file and convert into a TIF (Tool Interchange Format).

                                  SCHEDULE B

                                 DOCUMENTATION

Documentation associated with Licensed Product consists of the following:

       (1)  Scan Reference Guide, Version 5 Release 3 (5.03):          CCP 143.1

       (2)  DFT Application Notes, Version 5 Release 2 (5.02):         CCP 146.1

       (3)  DFT Guidelines, Version 5 Release 1 (5.01):                CCP 146.2

       (4)  Memory Bist guidelines, as available for Version 5 (5.00):

       (5)  ScanBist documentation, as available for Version 5 (5.00):

       (6)  TIF format description, as available for Version 5 (5.00):

  NOTE:     The above documentation must be modified by Licensee. Such modification must be approved by Northern Telecom or its agent, Bell-Northern Research Ltd., before Licensee delivers such modifications to End-Users.

                                  SCHEDULE C

                             ASSOCIATED UTILITIES

Associated Utilities include the following software elements, cells, or models which are delivered to Licensee in object code form or as ASCII files. They can be used by Licensee as models for developing and debugging new software or for demonstration purposes but must not be delivered to End-Users.

        (1)    mx (Version 5, Release 2)
               A general purpose macro preprocessor.

        (2)    syntran (As available for Version 5)
               A utility to convert a FML2 file to a Verilog HDL file.

        (3)    cells
               A subset of simple BATMOS gates including Verilog nominal and SCAN models only.

        (4)    BSCAN macros
               A collection of cells for implementing Boundary Scans

        (5)    TAP macros
               A collection of cells for implementing Test Access Port

        (6)    memory macros

                                  SCHEDULE D
                            SOFTWARE USE AGREEMENT

Subject to the provisions contained herein _________ ("Grantor") grants a non exclusive license to use the proprietary Software defined below to the "User" whose duly authorized signature appears below.

                                   SOFTWARE

"Software" furnished under this Agreement shall mean each set of programs in machine-readable code, provided on magnetic tape or other storage media, which provides basic logic, operating instructions and user related application instructions (as well as associated software documentation) that is incorporated in or furnished for use with the system designated below ("System").

                           LICENSE TERM AND CHARGES

The User shall pay the sum of $______ or separate payments of $____________ payable monthly/quarterly/annually for a period of __________ year(s) to Grantor giving the User the right to use the Software for _____ years from the date hereof, under the conditions set out herein and the reverse side hereof.

Thereafter, provided the User has paid the sum or sums specified above and observes all other provisions of this Agreement, the User shall have the option to renew this Agreement for successive one year periods in consideration of the payment of $_______ per annum. Notwithstanding the foregoing, this Agreement shall not extend beyond the discontinuance by the User or its assignee of the use of the System or the Software, whichever comes first.

The User shall limit the use of the Software to itself, for installation, operation and maintenance of the specific individual processing unit(s) forming part of the System designated as follows:

System (including Serial No.):      _______________________
Software:                           _______________________
Location:                           _______________________

This Agreement, including the attached Conditions, represents the sole and
                ---------------------------------
entire agreement between the parties in regard to the Software supplied for the above single System, and supersedes all prior agreements and representations between them. This Agreement is binding upon the parties upon execution by Grantor and User.

Executed this ____ day of __________, 19___ at __________________:

____________________________________     ___________________________
     ("Grantor")                               ("User")

Per: ____________________________  Per:  ___________________________

     ____________________________        ___________________________

     (Title of Signatory)                (Title of Signatory)

                                  CONDITIONS

     (1)  Title

        Title and ownership rights to the Software shall remain in Grantor's licensors and shall in no circumstances be acquired by User.

     (2)  Assignment

        In the event of the bona fide lease or sale of the System by the User to
                            ---------
        any third party, the User shall have the right to assign this Agreement to such third party, provided that the third party agrees in writing to abide by the terms and conditions of this Agreement and that Grantor is furnished with a signed copy of the assignment including the undertaking of the third party required under this Section.

     (3)  Confidentiality and Security

        The User shall hold the Software in confidence for Grantor and Grantor's licensors and shall not, during the course of this Agreement or at any time thereafter, use, modify or reproduce the Software except as expressly permitted in this Agreement, or divulge the Software to any person other than employees of the User with a need to know, without the prior written consent of Grantor. This obligation shall continue if the Software is removed from service or this Agreement is terminated for any reason.

        The obligation to the User hereunder shall not extend to that portion of the Software which has become part of the public domain by acts not attributable to the User.

        The User shall not reproduce the Software in whole or in part, without the prior written consent of Grantor, which consent will not be unreasonable withheld. The User shall not modify the Software except as authorized in writing by Grantor.

        The User shall issue appropriate instructions to its employees to satisfy it obligations hereunder.

     (4)  Payment

        The User shall make payment(s) as required herein and/or by the sales agreement related to the System ("Sales Agreement").

     (5)  Warranty and Limits of Liability

        Grantor warrants that, as of the date of delivery of Software to User, the Software shall conform to the relevant System documentation. This warranty shall cease upon the date when the System incorporating the Software is first placed in service by User. With the view of supporting Software operation after that date, Grantor's sole obligation shall be to provide or cause to be provided, without charge to User during the period of one
        (1) year from the System in-service date, or of fourteen (14) months from the date of delivery of the Software to User, whichever period first expires, technical assistance service upon the conditions stated in the relevant System documentation, with the objective of diagnosing and correcting errors in Software.

        Neither Grantor nor Grantor's licensor shall be liable for any claims, injuries or damages, direct. indirect or consequential, arising from the use of, or the inability to use, the Software. Grantor disclaims all warranties including those of merchantability or fitness for use except as specifically set forth herein.

     (6)  Support Service Agreement

        Within six months from the date of this Agreement, User shall enter into a support service agreement with Grantor, in accordance with Grantor's standard terms and conditions and at its then prevailing rates, providing for support services, in relation to the Software licensed for use hereunder, during the period when Grantor ceases to be obligated to provide technical assistance services under section 5 above.

     (7)  Assignment

        The rights and obligations of Grantor under this Agreement may be assigned to such firm or corporation as may be specified in written notice given to User by Grantor or by Grantor's licensor.

     (8)  Termination

        In the event the User shall be in breach of this Agreement or fail to perform one of more of its material obligations under this Agreement, and in the event such breach is not remedied by the User within sixty
        (60) days of the giving of notice of such breach, in addition to any remedies permitted by law or otherwise, Grantor shall have the right to terminate this Agreement. In the event of such termination the User shall, unless Grantor approved otherwise, return the Software to Grantor (including all permitted reproductions).